UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 29, 2007 (June 28, 2007)
GEVITY HR, INC.
(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9000 Town Center Parkway
Bradenton, Florida 34202
(Address of principal executive offices / Zip Code)
(941) 741-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
On June 28, 2007 Gevity HR, Inc. (“Gevity”) and ValueAct Capital Management, L.P. (“ValueAct”) entered a letter agreement (the “Agreement”) in connection with the election of Todd F. Bourell to the Board of Directors of Gevity. ValueAct beneficially owns approximately 14% of the outstanding shares of Gevity.
Pursuant to the terms of the Agreement, ValueAct agreed that, until June 27, 2008 (the “Term”), it will not, directly or indirectly, participate in any (a) acquisition of securities of Gevity if the result of such acquisition would be that ValueAct would beneficially own more than 14.9% of the outstanding voting securities of Gevity; (b) tender or exchange offer, merger or other business combination involving Gevity; (c) recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Gevity; or (d) any solicitation of proxies or consents to vote any voting securities of Gevity.
ValueAct also agreed that, during the Term, it will not (a) seek to control or influence the management, Board of Directors or policies of Gevity or (b) form or join any “group” (within the meaning of Section 13(d)(3) of the Securities Act of 1933, as amended (the “Securities Act”))with respect to any securities of Gevity.
ValueAct further agreed that, during the Term, it will not initiate, engage or participate in any discussions or negotiations or enter into any arrangements, understandings or agreements with any person or entity regarding (a) the possible purchase or sale of any securities of Gevity or (b) proposals or bids to acquire Gevity.
ValueAct also agreed not to knowingly sell any shares of common stock to any person or “group” (within the meaning of the Securities Act) who beneficially owns or, as a result of the sale would beneficially own, 5% or more of the outstanding shares of common stock of Gevity.
The Agreement provides that ValueAct will be released from its obligations upon the earliest to occur of (a) the public announcement by Gevity that it is soliciting, directly or indirectly, proposals to effect a change of control transaction; (b) the acquisition by any third party or group other than ValueAct (an “Offeror”) of beneficial ownership of shares of common stock of Gevity, more than 25% of the voting power represented by all shares of common stock of Gevity; (c) the entry by Gevity into a definitive agreement with any Offeror with respect to a transaction which, if consummated, would result in a “change of control” (as defined in the Agreement); (d) the issuance by Gevity to an Offeror of shares of common stock (or other securities of Gevity convertible into or exchangeable for common stock of Gevity), which, when combined with all other shares of common stock of Gevity beneficially owned by such Offeror, represents more than 15% of the voting power represented by all shares of common stock of Gevity, if Gevity and such Offeror do not enter into a standstill agreement for a time period and upon terms substantially similar to obligations of ValueAct under the Agreement; (e) a sale of all or substantially all of the assets of Gevity; (f) a liquidation or dissolution of Gevity; (g) receipt by Gevity of a bona fide proposal from an Offeror with respect to a change of control transaction and which Gevity’s Board of Directors does not reject within certain prescribed time frames.
The Agreement supercedes and replaces a letter agreement, dated November 3, 2006.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 99.1 hereto and incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 28, 2007, the Board of Directors elected Todd F. Bourell to serve as a Director of Gevity until the next annual meeting of shareholders. Mr. Bourell was elected to the Board of Directors at the request of ValueAct and, in connection with his election, Gevity and ValueAct entered into the Agreement. Mr. Bourell is a partner at ValueAct.
The Board of Directors will review its committee assignments at its next scheduled meeting to be held in August.
Item 7.01 Regulation FD Disclosure
Attached as Exhibit 99.2 is a copy of a press release of Gevity dated June 29, 2007. The information in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit
Number	Description

99.1	Letter Agreement, dated June 28, 2007, between Gevity HR, Inc and ValueAct Capital Management

99.2	Press Release of Gevity HR, Inc., dated June 29, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC. (Registrant)

Dated: June 29, 2007	By:	/s/ Edwin E. Hightower, Jr
	Name:	Edwin E. Hightower, Jr.
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Letter Agreement, dated June 28, 2007, between Gevity HR, Inc and ValueAct Capital Management

99.2	Press Release of Gevity HR, Inc., dated June 29, 2007